Exhibit 99.1

VAALCO Energy’s
2nd Quarter Net Income Doubles

HOUSTON - (PR Newswire) – August 10, 2006– VAALCO Energy, Inc. (EGY – Amex), announced that for the second quarter of 2006 its net income was $10.5 million or $0.17 per diluted share, more than double its net income of $5.0 million or $0.09 per diluted share for the comparable period in 2005. Second-quarter revenues increased 54% to $25.6 million.

VAALCO sold 374,000 net barrels of crude oil equivalent at an average price of $68.47 per barrel during the second quarter of 2006, up 10% and 42%, respectively, from 339,000 barrels of crude oil equivalent and an average price of $48.31 per barrel in the second quarter of 2005.

For the first half of 2006, the Company earned $21.5 million, or $0.36 per diluted share, an increase of 75% from VAALCO’s earnings of $12.3 million or $0.21 per diluted share in the first half of 2005.

Crude oil sales for the first half of 2006 were 886,000 barrels of oil equivalent, up 3%.  Crude oil prices increased 39% to an average $64.15 per barrel of oil equivalent for the first half.

Robert L. Gerry, III, Chairman and CEO stated, “We continue to make excellent progress in every phase of our business — exploration, development and production. Our second-quarter revenues and earnings reflect higher commodity prices and lifting volumes from our Etame field offshore Gabon, West Africa. We are preparing to begin drilling in October using the new platform now being installed at the Avouma field near Etame. And finally, we were successful in bidding for a 40% interest in the 1.4 million-acre Block 5 concession offshore Angola, where new seismic processing techniques make exploration for sub-salt targets more feasible. We are very well positioned to take advantage of the dramatic changes reshaping global energy markets, and are investing strategically to seize the opportunities before us.”

Financial results:

	Three Months Ended June 30,		Six Months Ended June 30,

(Unaudited - in thousands of dollars)	2006	2005	2006	2005

Revenues	25,575	16,599	56,812	39,743
Operating costs and expenses	5,546	6,238	11,656	11,495

Operating Income (Loss)	20,029	10,361	45,156	28,248
Other Income (Expense)	480	183	594	304
Income tax expense	(8,677)	(4,907)	(20,797)	(14,783)
Income (loss) from discontinued operations	(14)	1	(729)	9
Minority Interest in earnings of subsidiaries	(1,329)	(640)	(2,760)	(1,518)

Net Income	10,489	4,998	21,464	12,260
Basic Income per Common Share	$0.18	$0.09	$0.37	$0.26
Diluted Income per Common Share	$0.17	$0.09	$0.36	$0.21

Discretionary cash flow, a non-GAAP financial measure of the amount of cash generated that can be used for working capital, debt service or future investments, was $13.4 million and $27.9 million for the three months and six months ended June 30, 2006, respectively.

Discretionary Cash Flow

Unaudited - (thousands of dollars)	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006

Net Income	10,489	21,464
Depletion, depreciation and amortization	1,451	3,298
Other non-cash charges:
Minority interest	1,329	2,760
Amortization of capitalized debt issuance costs	83	339

Discretionary cash flow	13,352	27,861

Management believes discretionary cash flow is a useful adjunct to the GAAP measure Net Cash Flow Provided by Operating Activities because it is widely used by investment professionals in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Discretionary cash flow can be reconciled to Net Cash Flow Provided by Operating Activities in the Statement of Consolidated Cash Flows contained in VAALCO’s most recent Form 10-Q filing with the Securities and Exchange Commission, as follows:

Unaudited - (thousands of dollars)	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006

Discretionary Cash Flow	13,352	27,861
Working Capital Changes, net of non-cash	4,863	(2,571)
Exploration expense	712	964

Net cash provided by operating activities	18,927	26,254

Other financial results:

	Three Months Ended June 30,		Six months Ended June 30,

(Unaudited)	2006	2005	2006	2005

Net oil and gas sales (MBOE)	374	339	886	858
Average price ($/bbl)	$68.47	$48.31	$64.15	$46.25
Production costs ($/bbl)	$7.87	$6.91	$7.07	$6.31
Depletion costs ($/bbl)	$3.88	$3.89	$3.72	$3.39
General and administrative costs ($/bbl)	$1.17	$0.81	$1.28	$0.84
Capital Expenditures ($thousands)	5,059	1,157	8,477	1,640
Debt/Proved reserves ($/BOE)	—	—	$0.72	$0.32
Debt/Capitalization ($/$)	—	—	$0.05	$0.04
Cash and cash equivalents ($thousands)	—	—	65,955	38,511
Working capital ($thousands)	—	—	72,720	36,595
Total long term debt ($thousands)	—	—	5,000	1,500

Basic and diluted share information:

	Three months ended		Six months ended

Item	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Basic weighted average common stock issued and outstanding	57,819,842	56,400,251	57,651,747	46,709,391
Preferred stock convertible to common stock	—	—	—	7,698,359
Dilutive warrants	—	—	—	1,968,553
Dilutive options	2,557,793	1,672,302	2,543,002	1,811,215

Total diluted shares	60,377,635	58,072,553	60,194,749	58,187,518

The Company has scheduled a conference call on Tuesday August 15, 2006 at 10:00 AM Central Time.  Interested parties may participate in the call by dialing 1-888-545-0687 or from international locations at 1-630-691-2764.

This press release includes “forward-looking statements” as defined by the U.S. securities laws.  Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities.  All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include future production rates, completion and production timetables and costs to complete well.  These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  These risks are further described in VAALCO’s annual report on form 10K/A for the year ended December 31, 2005 and other reports filed with the SEC which can be reviewed at www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

For further information contact:
W. Russell Scheirman
713-623-0801